                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Agreement is made as of May 13, 1997, by and between Occidental Petroleum Corporation, a Delaware corporation (hereinafter referred to as "Employer"), and David A. Hentschel (hereinafter referred to as "Employee").


                                   WITNESSETH
                                   ----------

     Employer hereby agrees to employ Employee, and Employee agrees to perform services and to work for Employer, upon the following terms and conditions:

     1. Duties - Employee shall serve in the capacity of Executive Vice President, Occidental Petroleum Corporation, and Chairman and Chief Executive Officer, Occidental Oil and Gas Corporation, or shall serve in such other capacity and with such other duties for Employer or any of the subsidiaries of Employer or any corporation affiliated with Employer (any such subsidiary or affiliated corporation hereafter to be deemed Employer under this Agreement) as may be designated by Employer.

     In performing his duties, Employee agrees to observe and follow the policies and procedures established by the Employer, which are subject to change by the Employer from time to time.

     2. Term of Employment - The term of employment shall be at the discretion of the Employer, but for a minimum of two (2) years, unless terminated prior thereto in accordance with the provisions of this Agreement, commencing on June 1, 1997, and ending on May 31, 1999.

     3. Compensation - In consideration for his services to be performed under this Agreement, Employee shall receive, in addition to all other benefits provided in this Agreement, an aggregate salary of six hundred fifty thousand dollars ($650,000) per year, or such higher amount as Employer may approve from time to time, payable by Employer in equal semimonthly installments or on such basis as is generally established for principal executives of Employer from time to time.

     4. Participation in Benefit Programs - During the term of this Agreement, Employee shall be entitled to participate in all benefit programs generally applicable to salaried employees of employer in force or adopted by Employer from time to time, excluding Employer's Retirement Plan (PRA), Savings Plan (PSA), Senior Executive Supplemental Retirement Plan, and Supplemental Retirement Plan. Employee will be eligible to participate in Employer's Senior Executive Survivor Benefit Plan. Employee will be required to participate in the tax preparation program conducted by Arthur Andersen LLP.

     5. Compensation Plans - Employee shall be: i) eligible to participate in Employer's Executive Incentive Compensation Plan according to its terms, and shall receive a bonus under such Plan for the year 1997 of no less than three hundred twenty-five thousand dollars ($325,000) payable in the first quarter of 1998; (ii) eligible to receive annual stock option grants under Employer's 1995 Incentive Stock Plan and, at such time as this Agreement is executed on behalf of Employer, Employer's Compensation Committee shall have approved an option grant to Employee of one hundred thirty thousand (130,000) fully vested shares under such plan after Employee's execution of this Agreement and the commencement of services pursuant to this Agreement as full and final reimbursement to Employee for the loss of options held with his current employer, (iii) at such time as this Agreement is executed on behalf of Employer, Employer's Compensation Committee shall have approved a grant of restricted ($117,000) and performance shares ($240,500) to Employee of an aggregate date of award value of three hundred fifty-seven thousand five hundred dollars ($357,500) in January, 1998, under such Plan, and (iv) a signing bonus of one hundred thousand dollars ($100,000) payable on or before Employee's first day of employment. Employee's participation in each of the foregoing Plans shall be in accordance with and subject to all of the terms and conditions of such Plans.

     6. Supplemental Retirement Payments - The following supplemental retirement payment provisions are intended as full and final reimbursement to Employee for his loss of a pension entitlement with his present employer and in lieu of participation in Employer's qualified and unqualified retirement and savings plans. Employee will have the opportunity to earn supplemental lifetime retirement payments of $33,333 for each year of service completed (pro-rated by month for partial years) to a maximum annual payment of $100,000. Any payments earned will commence upon the retirement of Employee and, in the event payments have commenced and Employee dies, payments will continue to his spouse, if then living, for the remainder of her life at 60% of the amount paid to Employee.

     7. Exclusivity of Services - Employee agrees to devote his full-time, exclusive services to Employer hereunder, except for such time as Employee may require in connection with his personal investments, which shall be minimal.

     8. Vacation - Employee shall be entitled to a total of six (6) weeks of paid vacation in each contract year. Employee agrees to follow Employer's relevant policies and procedures for scheduling and taking such vacations.

     9.   Termination -

          a. Cause - Notwithstanding the term of this Agreement, Employer may discharge Employee and terminate this Agreement for cause, upon written notice, in the event that Employee (i) shall willfully breach this Agreement, or (ii) shall refuse to carry out any lawful order of Employer, or (iii) act in a disloyal manner inimical to Employer. In any such event, Employer shall give Employee notice of such cause and Employee shall have ten (10) days to cure such breach to the reasonable satisfaction of Employer. Failing such cure, Employee shall thereupon not be entitled to any further compensation from Employer other than any earned supplemental pension as defined in Section 6.

          b. Incapacity Or Other Inability To Perform - If, during the term of this Agreement, Employee is prevented from fully performing his material duties pursuant to this Agreement by reason of illness, disability or other incapacity (unless incurred as a direct result of his assignments hereunder) or by reason of any statute, law, ordinance, regulation, order, judgment or decree, Employer may terminate this Agreement without liability (except as specified in Section
6) by written notice to Employee, but only in the event that such incapacity or inability to perform shall aggregate not less than one hundred eighty (180) days during any one contract year of the term of employment. Base salary will be continued during any period of disability or inability to perform up to and including one hundred eighty (180) days. Beyond one hundred eighty (180) days, if Employee is unable to perform his material duties by reason of illness or disability or other physical or mental incapacity, the Employee will be eligible for a disability payment of sixty percent (60%) of base pay minus one hundred twenty thousand dollars ($120,000) per year through the two-year minimum term of this Agreement.

          c.   Without Cause -

              (1) Either party may terminate this Agreement without cause at any time, by giving the other party not less than three (3) months prior written notice of termination. Employer may terminate the employment of Employee without cause at any time (including a time during such notice period); and in such event, Employer shall compensate Employee (in lieu of said notice and continued employment and, except for benefits specified in Section 6 and Subsection (2) of this paragraph (c), in complete satisfaction of all of its obligations under this Agreement) at his then current base salary rate and in the manner provided in Section 3 for a period after termination equivalent to the lesser of twenty-four (24) months or the remaining term of this Agreement.

              (2) During the period Employee is entitled to compensation pursuant to Subsection (1) of this paragraph (c),

Employee shall continue to be eligible to (i) participate in all employee benefit plans of Employer (except the short and long-term disability plans unless Employee has already become eligible under such plans) in which he is participating at the time of the notice, provided, however, Employee will not accrue any additional supplemental retirement payments pursuant to Section 6, and (ii) exercise all stock options previously granted to Employee under Employer's 1995 Incentive Stock Plan, which options are or become exercisable under the provisions of such Plan as though he were still a full time employee. During the period, any award(s) to Employee under the 1995 Incentive Stock Plan shall continue to vest in the same manner and in the same amounts as such award(s) would have vested if Employee had continued as a full-time employee. However, this employee benefits participation and stock plan vesting will immediately cease if Employee accepts a full-time position with another company. In the event any stock awards have not yet vested at the end of the period of compensation and if not employed in a full-time position with another company, then Employee will serve as a consultant at an annual compensation rate of $75,000 for a period of time not to exceed that necessary to allow all stock awards to vest. Employee understands and acknowledges that his receipt of stock under performance stock awards depends upon the company's attainment of specified performance objectives and not merely the passage of time.

     10. Initial Relocation - Employee's relocation to Bakersfield, California, shall be covered by and subject to Employer's existing written relocation policy to the extent not already reimbursed by Employee's previous employer. This will include the movement of household goods, plus any additional relocation benefits as approved by the President and Senior Operating Officer. In the event Employee relocates from Bakersfield at the request of Employer and has a loss on the equity of his Bakersfield home, he will be reimbursed for any equity loss up to a maximum of two hundred thousand dollars ($200,000).

     11. Confidential Information - Employee agrees that he will not divulge to any person, nor use to the detriment of Employer or any of its affiliates or subsidiaries, nor use in any business competitive with or similar to any business of Employer or any of its affiliates or subsidiaries, at any time during employment by Employer or thereafter, any trade secrets or confidential information obtained during the course of his employment with Employer, without first obtaining the written permission of Employer.

     Employee agrees that, at the time of leaving the employ of Employer, he will deliver to Employer and not keep or deliver to anyone else any and all notes, notebooks, memoranda, documents and, in general, any and all material relating to Employer's business.

     12. Entire Agreement; Modification - This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes all previous agreements, arrangements, and understandings, whether express or implied, relating to the subject matter hereof. No other agreements, oral, implied or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto. This Agreement cannot be modified except by a writing signed by both parties.

     13. Severability; Interpretation - If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of this Agreement shall remain enforceable to the extent permitted by law. All references in this Agreement to Sections are to the sections of this Agreement.

     14. Governing Law - This Agreement shall be construed and enforced in accordance with the laws of the State of California.

     15. Assignment - This Agreement shall be binding upon Employee, his heirs, and executors and upon Employer, its successors and assigns.

     16. Sole Contract - Employee represents and warrants to Employer that he is not barred by or subject to any contractual or other obligation that would be violated by the execution or performance of this Agreement.

     17. No Waiver - The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor deprive that party of the right to insist upon adherence to that term or any other term of this Agreement. Any waiver or amendment to this Agreement must be in writing.

     18. Withholdings - All compensation provided by Employer under this Agreement is subject to any and all withholding by Employer as required by applicable law.

     19. Arbitration - All disputes between Employee (and his attorneys, successors and assigns) and Employer (and its affiliates, stockholders, directors, officers, employees, agents, successors and assigns) relating in any manner whatsoever to the employment or termination of Employee, including all contract and tort claims, claims based on applicable federal, state or local law and claims under this Agreement other than claims under applicable workers' compensation law and unemployment insurance claims ("Arbitrable Claims"), shall be submitted to binding arbitration and judgment under the Commercial Arbitration Rules of the American Arbitration Association for resolution. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except, that Employer may seek injunctive relief and damages for any breach of Section 11. Should the arbitrator rule in Employee's favor on any dispute, Employer's maximum liability for any breach of this Agreement, including, but not limited to, termination without cause and/or notice, shall be no more than twenty-four (24) months compensation plus the benefits specified in
Section 6 and Subsection (2) of Section 9c at the rate set forth above. The judgment on the award may be entered in any court having jurisdiction. The parties to any arbitration under this paragraph shall bear the cost of the arbitration and the fee of the neutral arbitrator in such manner as determined by the arbitrator.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                                OCCIDENTAL PETROLEUM CORPORATION


                                                By: /s/ Dale R. Laurance
                                                    ----------------------------


                                                By: /s/ David A. Hentschel
                                                    ----------------------------
                                                    David A. Hentschel

                                                  10889 WILSHIRE BOULEVARD
(LOGO) OCCIDENTAL PETROLEUM CORPORATION           LOS ANGELES, CALIFORNIA  90024
                                                  TELEPHONE (310) 443-6537
                                                  FACSIMILE (310) 443-6999

     RICHARD W. HALLOCK
  EXECUTIVE VICE PRESIDENT
      HUMAN RESOURCES


                                February 25, 1999


Mr. David A. Hentschel
2121 South Yorktown, Unit 1204
Tulsa, OK 74114

         Re: Employment Agreement, dated as of May 13, 1997, between David A. Hentschel and Occidental Petroleum Corporation
               -------------------------------------------------------

Dear Dave:

     The purpose of this letter is to confirm certain matters concerning your employment by Occidental.

     Pursuant to Paragraph 2 of your Employment Agreement, the term of your employment is at the discretion of Occidental, but, in any event, for a minimum term of two years, ending on May 31, 1999. In its discretion, Occidental has decided to extend the term of your Agreement through December 31, 1999. However, pursuant to Paragraph 9(c)(1) of your Agreement, you are hereby notified that your Agreement will terminate at the close of business on December 31, 1999.

     Pursuant to Paragraph 1 of your Employment Agreement, your employer for the remaining term of your employment will be OXY USA Inc. in Tulsa, Oklahoma. It is anticipated that this assignment will require you to relocate to Tulsa. This relocation will be covered by the equity loss provision of Paragraph 10 of your Employment Agreement.

     Following the termination of your employment on December 31, 1999, you will be eligible to begin collecting supplemental retirement payments in accordance with Paragraph 6 of your Employment Agreement. In addition, as provided in Paragraph 9(c)(2) of your Employment Agreement, you will serve as a consultant to the company from the date of your termination until any stock awards that have not vested as of December 31, 1998 vest. For your services as a consultant, you will receive $5,000 for each day you provide services; but, in any event, not less than $75,000 per year.

Mr. David A. Hentschel
February 25, 1999
Page 2


     Please indicate your concurrence in the extension of the term of your Employment Agreement and acknowledge receipt of the termination notice contained in this letter by signing the enclosed duplicate original of this letter and returning it to me. Except as provided above all other terms and conditions of your Employment Agreement remain in full force and effect.

                              Best regards,

                              /s/ Richard W. Hallock

                              Richard W. Hallock


RWH:hpa
Enclosure

AGREED AND ACKNOWLEDGED



/s/ David A. Hentschel
-----------------------
David A. Hentschel

Date: March 8, 1999
     ------------------